Exhibit 99.1



LEVEL JUMP FINANCIAL GROUP, INC. SIGNS PURCHASE AGREEMENT TO ACQUIRE SOUTHLAND SECURITIES

TORONTO, Ontario - January 18, 2000 - Level Jump Financial Group, Inc. (OTC BB:
LJMP) has signed a purchase agreement to acquire Southland Securities Corporation, a private company located in Fort Worth, Texas. Southland is a registered broker/dealer with the Securities and Exchange Commission and National Association of Securities Dealers. Closing is subject to regulatory approvals of the change of control from Southland's current owner to Level Jump.

Commenting on the acquisition, Robert Landau, president of Level Jump, said, "This acquisition is the first stage in our plans to offer comprehensive on-line financial services to investors as well as small and micro-cap companies. We intend to move quickly to close the transaction and to integrate on-line trading into our financial portal, which is currently under development. We also intend to expand Southland's market making activities and grow its institutional client base."

About Level Jump

Level Jump is building an on-line financial services company that will offer a comprehensive array of services such as on-line trading, investment banking, retail banking, insurance, wealth management, and real-time market data and investor research. Level Jump currently owns and operates two subsidiaries; thestockpage.com is a Financial Public Relations company that specializes in representing e-commerce and technology clients. thestockpage.com has been at the forefront of on-line Investor Relations activities since the first publication of its online investment newsletter in August 1997. The Stockpage has grown from a membership base of zero to in excess of 30,000 readers. thestockpage.com specializes in providing public companies with Internet marketing solutions and has developed considerable expertise in the development of investor relations websites for small cap public companies. Level Jump Asset Management operates from New York City, and is currently establishing an investment-banking infrastructure to better serve Level Jump clients and users in the future.

Level Jump was founded in 1999 and has offices in Toronto, Canada and New York, USA. The Company's main website, www.leveljump.com, is under development and hopes to launch in the first quarter of 2000.

Contact

Investor Relations
Jennifer Gardiner, 800/797-5683
E-mail: jennifer@thestockpage.com

Statements in this Press Release that are not purely historical are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding LJMP's expectations, hopes, beliefs, intentions or strategies regarding the future generally, LJMP's growth strategy, future sales and anticipated trends in LJMP's business. All forward looking statements included in this Press Release are based on information known to LJMP on the date hereof, and LJMP assumes no obligation to update any such forward looking statements. It is important to note that actual results could differ materially from those in such forward looking statements as a result of a number of factors, most of which are out of the control of LJMP, including, but not limited to, LJMP's early stage of development.